Exhibit 10.47

January 3, 2006

Stephen Brown

Public Media Works, Inc. d/b/a Milagro Pictures

Below are terms and condition of the time buy on Fox Reality by Public Media Works, Inc. d/b/a Milagro Pictures (“Milagro”) for the airing of the “Fastest Car in America” (the “Program”):

•	Milagro will purchase the Tuesday 12M – 1AM (EST), 9PM-10PM (Pacific) for 13 consecutive weeks to run “Fastest Car on Earth” for 160K. First airing in 2Q TBD. In the event of a force majeure event (as such term is customarily defined in the television industry) that affects the telecast of “Fastest Car in America” on Fox Reality in accordance with the terms of the agreement, Fox Reality Channel, Inc. (“Fox Reality”) shall use good faith efforts to extend the term for the amount of time the force majeure event remained in effect and prevented the telecast of the program, subject to any pre-existing commitments of Fox Reality. By way of example: if for 2 weeks the program is not telecast due to an event of force majeure, such as an act of terrorism that knocks out Fox Reality’s signal, then the term of this agreement shall be extended for 2 weeks and Fox Reality will use good faith efforts to telecast the Program in its time slot for the 2 weeks affected as soon as the signal is restored.

•	Fox Reality reserves the right to view each episode 6 weeks prior to air date and reject the episode if it deviates substantially from the written series description or is of a substandard production/technical quality or does not meet with Fox Reality’s standards and practices as set forth below.

•	Fox Reality’s Standard and Practices department reserves the right to approve or disapprove of episodes of the series for issues of unsuitability of content (TV 14 standards apply) or legal/fairness issues pertaining to the contest.

•	Milagro will pay the entire $160,000 in advance.

•	Milagro will not present the show to third parties as a production of Fox or Fox Reality.

•	Milagro will purchase additional media (TBD) on Fox Reality to promote “Fastest Car in America”.

•	Milagro will provide us with a written description of this show as soon as possible. Milagro will also provide us with music cue sheets for the program.

•	Milagro represents and warrants that: (i) Milagro has the full right, power and authority to enter into and perform fully the agreement; (ii) Milagro has secured and maintained for the term of this agreement to telecast the Program, all necessary licenses for all music contained in the Program (other than music performance licenses); (iii) the Program does not violate or infringe on the copyright, trademark, trade name, performing (other than with respect to music), patent or literary right, the right of privacy or publicity or any other right of any claimant, or constitute a libel or slander against, any person, firm, corporation, government or other entity; (iv) as of the date on which the agreement is entered into by the parties, Milagro has no knowledge of any claims, lawsuits, or other proceedings pending, outstanding or threatened which adversely interfere with the telecast of the Program by Fox Reality; and (v) Milagro has standard “Errors and Omissions” insurance written on an occurrence form which covers the Program. Milagro shall provide Fox Reality with a certificate of such insurance naming Fox Reality, its parent, subsidiary and affiliated companies and its affiliated systems as additional insureds, with limits of no less than $1,000,000 for any single party’s claim arising out of a single occurrence and $3,000,000 for all claims arising out of a single occurrence.

•	Milagro shall at all times indemnify, defend and hold harmless Fox Reality, its partners, subsidiaries, affiliates, parent companies, licensees, and agents, and the officers, directors and employees of each of the foregoing, and their heirs, executors, administrators, successors and permitted assigns, from and against any and all third party claims, actions, suits, liabilities, costs and expenses (including reasonable outside attorneys’ fees and expenses) of any kind or nature imposed on, incurred by or asserted against Fox Reality arising out of any breach or, with respect to the defense thereof, any alleged breach by Milagro of any representation, warranty, agreement or covenant made by Milagro herein.

•	Fox Reality reserves the right to withdraw the Program from telecast at any time if Fox Reality has notice of Milagro’s breach of any material warranty or representation set forth in this agreement or if the Program does not meet Fox Reality’s brand, in Fox Reality’s discretion. In the event of a withdraw of the Program, Fox Reality will refund a portion of the fees paid by Milagro in connection with the telecast of the Program (as set forth in the first paragraph above) and such refund amount shall be based on the number of telecasts of the Program that have not yet occurred before the withdraw; provided, however, the exact amount of the refund shall be negotiated in good faith between the parties.

•	Milagro will provide us with a written description of this show as soon as possible.

Milagro will provide us with list of sponsors two weeks prior to air date.

Milagro will not sell advertising in this show to distilled spirits/hard liquor companies and poker web sites with a home address that ends with .com.

Stephen, we are very excited to be the destination for your upcoming show “Fastest Car in America”. Please let me know if you have any questions.

Best Regards,

/s/ MIKE DENBY	/s/ STEPHEN BROWN
Mike Denby	Stephen Brown
Account Executive	President / CEO
Fox Reality	Public Media Works, Inc. – d/b/a Milagro Pictures

/s/ JIM TREMBLAY
Jim Tremblay
Manager – Ad Sales
Fox Reality